EXHIBIT 10.40

NOBLE ENERGY, INC.
CHANGE OF CONTROL SEVERANCE PLAN FOR EXECUTIVES

THIS CHANGE OF CONTROL SEVERANCE PLAN FOR EXECUTIVES, made and executed at Houston, Texas, by Noble Energy, Inc., a Delaware corporation (the “Company”),

WITNESSETH THAT:

WHEREAS, effective as of October 24, 2006, the Company established the Noble Energy, Inc. Change of Control Severance Plan for Executives (the “Plan”) to provide for the payment of severance benefits to certain key employees of the Company and its participating affiliates whose employment with the Company or such an affiliate terminated under certain circumstances; and

WHEREAS, the Company now desires to amend the Plan to make certain changes designed to comply with the requirements of Code Section 409A;

NOW, THEREFORE, in consideration of the premises, the Plan is hereby amended by restatement its entirety effective as of January 1, 2008, to read as follows:

ARTICLE I.

DEFINITIONS

1.1           Definitions.  Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(a)    “Affiliated Company” means any incorporated or unincorporated trade or business or other entity or person, other than the Company, that along with the Company is considered a single employer under Code section 414(b) or Code section 414(c); provided, however, that (i) in applying Code section 1563(a)(1), (2), and (3) for the purposes of determining a controlled group of corporations under Code section 414(b), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Code section 1563(a)(1), (2), and (3), and (ii) in applying Treas. Reg. section 1.414(c)-2 for the purposes of determining trades or businesses (whether or not incorporated) that are under common control for the purposes of Code section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 50 percent” appears in Treas. Reg. section 1.414(c)-2.

(b)    “Annual Cash Compensation” shall mean, with respect to a Covered Employee, such Covered Employee’s annualized salary in effect on the date of the earliest Change of Control to occur during the 18-month period prior to the date of such Covered Employee’s Involuntary Termination, plus the greater of (1) such Covered Employee’s annual target bonus for the then-current annual bonus period, or (2) the average annual bonus paid or payable by the Employer to such Covered Employee for the three-year period (or for the period of such Covered Employee’s employment, if such Covered Employee has not been employed for all of such three-year period) immediately preceding the date of such Change of Control.

(c)    “Applicable Factor” shall mean the factor specified as applicable to the Chief Executive Officer, a Senior Executive and a Key Executive, respectively, on the attached Schedule A.

(d)    “Board” shall mean the Board of Directors of the Company.

(e)    A “Change of Control” shall be deemed to have occurred if:

(1)           individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least fifty-one percent (51%) of the Board, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board;

(2)           the stockholders of the Company shall approve a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own outstanding voting securities representing at least fifty-one percent (51%) of the combined voting power entitled to vote generally in the election of directors (“Voting Securities”) of the reorganized, merged or consolidated company;

(3)           the stockholders of the Company shall approve a liquidation or dissolution of the Company or a sale of all or substantially all of the stock or assets of the Company; or

(4)           any “person,” as that term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any of its subsidiaries, any employee benefit plan of  the Company or any of its subsidiaries, or any entity organized, appointed or established by the Company for or pursuant to the terms of such a plan), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person (as well as any “Person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become the “beneficial owner” or “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing in the aggregate twenty-five percent (25%) or more of either the then outstanding shares of common stock, par value $3.33⅓ per share, of the Company (“Common Stock”) or the Voting Securities of the Company, in either such case other than solely as a result of acquisitions of such securities directly from  the Company.  Without limiting the foregoing, a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, or to direct the voting of, or to dispose, or to direct the disposition of, Common Stock or other Voting Securities of the Company shall be deemed the beneficial owner of such Common Stock or Voting Securities.

Notwithstanding the foregoing, a “Change of Control” of the Company shall not be deemed to have occurred for purposes of paragraph (4) of this Section 1.1(d) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Common Stock or other Voting Securities of the Company outstanding, increases (i) the proportionate number of shares of Common Stock beneficially owned by any person to twenty-five percent (25%) or more of the shares of Common Stock then outstanding or (ii) the proportionate voting power represented by the Voting Securities of the Company beneficially owned by any person to twenty-five percent (25%) or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause (i) or (ii) of this sentence shall thereafter become the beneficial owner of any additional shares of Common Stock or other Voting Securities of the Company (other than a result of a stock split, stock dividend or similar transaction), then a Change of Control of  the Company shall be deemed to have occurred for purposes of paragraph (4) of this Section 1.1(d).

(f)    “Chief Executive Officer” shall mean the individual who is the Chief Executive Officer of the Company.

(g)    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h)    “Committee” shall mean the committee appointed by the Board to administer the Plan.

(i)    “Company” shall mean Noble Energy, Inc., a Delaware corporation.

(j)    A “Constructive Termination” shall be deemed to have occurred with respect to a Covered Employee if the Employer:

(1)           within two (2) years after a Change of Control occurs, demotes such Covered Employee to a lesser position, in title or responsibility, as compared to the highest position held by him or her with the Employer at the earlier of the occurrence of a Change of Control or the date on which a tentative agreement is reached by the Employer, or a public announcement is made, regarding a proposed Change of Control that ultimately occurs;

(2)           within two (2) years after a Change of Control occurs, reduces such Covered Employee’s total annual compensation (i.e., the sum of his or her annual salary, his or her target bonus under the Employer’s annual incentive bonus plan or similar plan in effect at the applicable time and the value of other employment benefits provided to such Covered Employee by the Employer) below the level in effect at the earlier of the occurrence of a Change of Control or the date on which a tentative agreement is reached by the Employer, or a public announcement is made, regarding a proposed Change of Control that ultimately occurs; or

(3)           within one (1) year after a Change of Control occurs, requires or requests such Covered Employee to relocate to a principal place of employment more than fifty (50) miles from the location where he or she was principally employed immediately prior to the Change of Control.

(k)    “Covered Employee” shall mean an individual who is the Chief Executive Officer, a Senior Executive or a Key Executive, excluding, however, any individual who is a party to an individual written change of control agreement with the Employer providing severance payments upon such individual’s termination of employment with the Employer.

(l)    “Effective Date” shall mean January 1, 2008.

(m)    “Employer” shall include the Company and each other entity or organization that adopts the Plan in accordance with the provisions of Section 4.4 of the Plan and their successors.

(n)    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(o)    “Involuntary Termination” shall mean a Covered Employee’s Separation from Service which:

(1)           does not result from a voluntary resignation by the Covered Employee (other than a resignation pursuant to Section 1.1(o)(2)); or

(2)           results from a resignation by a Covered Employee on or before the date which is sixty (60) days after the date the Covered Employee is notified of a Constructive Termination applicable to him or her;

provided, however, that the term “Involuntary Termination” shall not include a Termination for Cause or a Covered Employee’s Separation from Service as a result of such Covered Employee’s death, disability under circumstances entitling him or her to benefits under the Employer’s long-term disability plan, or Retirement.

(p)    Key Executive” shall mean a Covered Employee who is employed by the Employer in a job category or position specified as a Key Executive job category or position on the attached Schedule A.

(q)    Payment Date” shall mean (1) with respect to a Covered Employee who is not a Specified Employee, the date that is thirty (30) days after the date of such Covered Employee’s Involuntary Termination, and (2) with respect to a Covered Employee who is a Specified Employee, the earlier of (i) the first business day that is six (6) months after the date of such Covered Employee’s Involuntary Termination, or (ii) the date that is thirty (30) days after the date of such Covered Employee’s death following his or her Separation from Service.

(r)    “Retirement” shall mean a Covered Employee’s voluntary resignation on or after the date as of which he or she either (1) has attained age fifty-five (55) and completed five (5) years of Vesting Service (within the meaning of the Noble Energy, Inc. Retirement Plan as in effect immediately prior to a Change in Control), or (2) has attained age sixty-five (65) (regardless of the number of his or her years of such Vesting Service), excluding in either case, however, a resignation at the request of the Employer or a resignation within sixty (60) days after such Covered Employee is notified of a Constructive Termination applicable to him or her.

(s)    “Senior Executive” shall mean a Covered Employee who is employed by the Employer in a job category or position specified as a Senior Executive job category or position on the attached Schedule A.

(t)    “Separation from Service” means, with respect to a Covered Employee, such Covered Employee’s separation from service (within the meaning of Code section 409A and the regulations and other guidance promulgated thereunder) with the group of employers that includes the Company and each Affiliated Company.  With respect to services as an employee, an employee’s Separation from Service shall be deemed to occur on the date as of which the employee and his or her employer reasonably anticipate that no further services will be performed after such date or that the level of bona fide services the employee will perform after such date (whether as an employee or an independent contractor) will permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the employee has been providing services to the employer less than 36 months).

(u)    “Specified Employee” means a Covered Employee who is a specified employee within the meaning of Code section 409A(a)(2) and the regulations and other guidance promulgated thereunder.  Each Specified Employee will be identified by the Compensation, Benefits and Stock Option Committee of the Board (the “Compensation Committee”) as of each December 31, using such definition of compensation permissible under Treas. Reg. section 1.409A-1(i)(2) as the Compensation Committee shall determine in its discretion, and each Specified Employee so identified shall be treated as a Specified Employee for the purposes of this Plan for the entire 12-month period beginning on the April 1 following a December 31 Specified Employee identification date.

(v)    “Termination for Cause” shall mean an Employer’s or Affiliated Company’s termination of a Covered Employee’s employment with such Employer or Affiliated Company because of (1) the willful and continued failure by such Covered Employee to perform the duties of his or her position with such Employer or Affiliated Company or his or her continued failure to perform the duties reasonably requested or reasonably prescribed by the Board (other than as a result of such Covered Employee’s death or disability), (2) the engaging by such Covered Employee in conduct involving a material misuse of the funds or property of an Employer or Affiliated Company, (3) the gross negligence or willful misconduct by such Covered Employee in the performance of his or her duties that results in, or causes, material monetary harm to an Employer or Affiliated Company, (4) such Covered Employee’s commission of a felony or a civil or criminal offense involving moral turpitude, or (5) such Covered Employee’s material violation of the Company’s Code of Business Conduct and Ethics.  A Covered Employee’s Termination for Cause shall be made only after reasonable notice to such Covered Employee and an opportunity for such Covered Employee, together with counsel, to appear before the Board.  A Covered Employee’s Termination for Cause shall be effective only if agreed upon by a majority of the directors of the Board.

(w)    “Welfare Benefit Coverages” shall mean the medical, dental, vision and life insurance coverages provided by the Employer to its active employees.

1.2           Number and Gender.  Wherever appropriate herein, words used in the singular shall be considered to include the plural and the plural to include the singular.  The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

1.3             Headings.  The headings of Articles and Sections herein are included solely for convenience and if there is any conflict between such headings and the text of the Plan, the text shall control.

ARTICLE II.

SEVERANCE BENEFITS

2.1             Severance Benefits.  Subject to the provisions of Section 2.2, if a Covered Employee’s Separation from Service occurs by reason of an Involuntary Termination described in Section 1.1(j)(1), Section 1.1(j)(2) or Section 1.1(o)(1) which occurs within two (2) years after a Change of Control occurs, or by reason of an Involuntary Termination described in Section 1.1(j)(3) which occurs within one (1) year after a Change of Control occurs, the Employer shall:

(a)           pay to such Covered Employee when due under the Employer’s normal payroll procedures all unpaid salary due to, and unreimbursed expenses incurred by, such Covered Employee in the performance of his or her duties for the Employer through the date of such Involuntary Termination;

(b)           pay to such Covered Employee on his or her Payment Date an amount in cash equal to such Covered Employee’s Annual Cash Compensation multiplied by the Applicable Factor that applies to such Covered Employee;

(c)           pay to such Covered Employee on his or her Payment Date an amount in cash equal to such Covered Employee’s prorata (measured as the number of days expired, as of the annual date of such Involuntary Termination, in the then-current annual bonus period, divided by 365) target bonus for the then-current annual bonus period;

(d)           within thirty (30) days of receiving a detailed invoice for same, reimburse such Covered Employee, up to a maximum cumulative amount of $15,000, for the reasonable fees of no more than one (1) out-placement or similar service provider engaged by such Covered Employee to assist in finding employment opportunities for such Covered Employee during the one-year period following the date of such Involuntary Termination, provided that all reimbursements to be made pursuant to this Section 2.1(d) shall be made to such Covered Employee no later than the end of the second calendar year following the calendar year in which such Covered Employee’s Separation from Service occurs; and

(e)           provide such Covered Employee with continued Welfare Benefit Coverages for himself or herself and, where applicable, his or her eligible dependents, for the period of months following the date of such Involuntary Termination that is specified for such Covered Employee on the attached Schedule A; provided, however, that such Covered Employee must continue to pay the premiums paid by active employees of the Employer from time to time for such coverages.  Such benefit rights shall apply only to those Welfare Benefit Coverages that the Employer has in effect from time to time for active employees.  If the Employer determines that providing one of the Welfare Benefit Coverages under a welfare plan maintained by the Employer will fail to satisfy a nondiscrimination requirement that the Employer intended such welfare plan to satisfy, then instead of providing such benefit under such welfare plan, the Employer may provide such benefit to or with respect to such Covered Employee under another plan or insurance arrangement.  Welfare Benefit Coverages shall immediately end upon the Covered Employee’s obtainment of new employment and eligibility for similar Welfare Benefit Coverages (with the Covered Employee being obligated hereunder to promptly report such eligibility to the Employer).

The severance benefits payable under this Section 2.1 (1) shall be deemed to be severance pay subject to any required tax withholding, and (2) shall not constitute compensation that is taken into account for the purposes of determining benefits or allocating contributions under any employee benefit plan (within the meaning of ERISA) maintained by the Employer.

2.2           Release and Full Settlement.  Any provision of the Plan to the contrary notwithstanding, as a condition to the receipt of any severance benefit hereunder, a Covered Employee whose Separation from Service occurs by reason of an Involuntary Termination shall execute a release and indemnity, in such reasonable form as may be approved by the Committee, releasing the Board, the Committee, the Employer and the Employer’s affiliates, shareholders, partners, officers, directors, employees and agents from, and indemnifying each such party against, any and all claims and causes of action of any kind or character, including but not limited to all claims or causes of action arising out of such Covered Employee’s employment with the Employer, the termination of such employment and the performance of the Employer’s obligations hereunder, and the receipt by such Covered Employee of any benefit provided hereunder shall constitute full settlement of all such claims and causes of action of such Covered Employee.

2.3           Mitigation.  A Covered Employee shall not be required to mitigate the amount of any payment provided for in this Article II by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Article II be reduced by any compensation or benefit earned by the Covered Employee as the result of employment by another employer or by retirement benefits.  The benefits under the Plan are in addition to any other benefits to which a Covered Employee is otherwise entitled.

2.4           Gross-Up Payment.  In the event that (a) a Covered Employee becomes entitled to the severance benefits provided under Section 2.1 (the “Change of Control Benefits”) and any of the Change of Control Benefits will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, or any successor provision, or (b) any payments or benefits received or to be received by such Covered Employee pursuant to the terms of any other plan, arrangement or agreement (the “Other Benefits”) will be subject to the Excise Tax, the Employer shall pay to such Covered Employee an additional amount (the “Gross-Up Payment”) such that the net amount retained by such Covered Employee, after deduction of any Excise Tax on the Change of Control Benefits and the Other Benefits, and any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 2.4, shall be equal to the Change of Control Benefits and the Other Benefits.

For purposes of determining whether any of the Change of Control Benefits or the Other Benefits will be subject to the Excise Tax and the amount of such Excise Tax:

(1)    any payments or benefits received or to be received by such Covered Employee in connection with a change in control of the Employer or such Covered Employee’s Separation from Service (whether pursuant to the terms of the Plan or any other plan, arrangement or agreement with the Employer, any person whose actions result in change in control or any person affiliated with the Employer or such persons) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of tax counsel selected by the Board, such payments or benefits (in whole or in part) do not constitute parachute payments, or such excess payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code,

(2)    the amount of the Change of Control Benefits and the Other Benefits that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Change of Control Benefits and the Other Benefits or (B) the amount of excess parachute payments within the meaning of Sections 280G(b)(1) and (4) (after applying subparagraph (1) above), and

(3)    the value of any non-cash benefits or any deferred payment or benefit shall be determined by  tax counsel, selected by the Board, in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

For purposes of determining the amount of the Gross-Up Payment, such Covered Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the such Covered Employee’s residence on the date of separation, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of such Covered Employee’s Separation from Service, such Covered Employee shall repay to the Employer at that time that amount of such reduction in Excise Tax as is finally determined to be the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of such Covered Employee’s Separation from Service (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Employer shall make an additional gross-up payment to such Covered Employee in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

Any payment to be made to a Covered Employee pursuant to this Section 2.4 shall be made within thirty (30) days after such Covered Employee remits the related taxes.

2.5           Six-Month Lookback Alternate Benefits.  Any provision of the Plan to the contrary notwithstanding, if during the six-month period immediately prior to a Change of Control a Covered Employee was employed by the Employer in a job category or position that would provide greater benefits under the Plan than would be provided under the Plan for such Covered Employee with respect to his or her job category or position with the Employer immediately prior to such Change of Control, then in lieu of the benefits applicable under the Plan to such Covered Employee’s job category or position with the Employer immediately prior to such Change of Control, such Covered Employee shall be entitled to receive under the Plan the benefits under the Plan that apply to such Covered Employee’s job category or position with the Employer during the six-month period immediately prior to such Change of Control that provides the greatest benefits to such Covered Employee.

ARTICLE III.

ADMINISTRATION OF PLAN

3.1           Committee’s Powers and Duties.  It shall be a principal duty of the Committee to see that the Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan.  The Committee shall be the Plan’s named fiduciary and shall have full power to administer the Plan in all of its details, subject to applicable requirements of law.  For this purpose, the Committee’s powers shall include, but not be limited to, the following authority, in addition to all other powers provided by the Plan:

(a)           to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

(b)           to interpret the Plan, its interpretation thereof to be final and conclusive on all persons claiming benefits under the Plan;

(c)           to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(d)           to make determination as to the right of any person to a benefit under the Plan (including, without limitation, to determine whether and when there has been a termination of a Covered Employee’s employment and the cause of such termination);

(e)           to appoint such agents, counsel, accountants, consultants, claims administrators and other persons as may be required to assist in administering the Plan;

(f)           to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing;

(g)           to sue or cause suit to be brought in the name of the Plan; and

(h)           to obtain from the Employer and from the Covered Employees such information as is necessary for the proper administration of the Plan.

3.2           Member’s Own Participation.  No member of the Committee may act, vote, or otherwise influence a decision of the Committee specifically relating to himself or herself as a participant in the Plan.

3.3           Indemnification.  The Company shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities with respect to the Plan, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s own gross negligence or willful misconduct.  Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

3.4           Compensation, Bond and Expenses.  The members of the Committee shall not receive compensation for their services as members of the Committee.  To the extent required by applicable law, but not otherwise, Committee members shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.

3.5           Claims Procedure.  A Covered Employee that the Committee determines is entitled to a benefit under the Plan is not required to file a claim for such benefit.  A Covered Employee who is not paid a Plan benefit and who believes that he or she is entitled to such benefit, or who has been paid a Plan benefit and who believes that he or she is entitled to a greater benefit, shall file a written claim for such benefit with the Committee no later than sixty (60) days after such Covered Employee’s Payment Date.  In any case in which a claim for a Plan benefit is submitted by a Covered Employee, the Committee shall furnish written notice to the claimant within sixty (60) days (or within 120 days if additional information requested by the Committee necessitates an extension of the sixty-day period), which notice shall:

(a)           state the specific reason or reasons for the denial or modification;

(b)           provide specific references to pertinent Plan provisions on which the denial or modification is based;

(c)           provide a description of any additional material or information necessary for the Covered Employee or his or her representative to perfect the claim, and an explanation of why such material or information is necessary; and

(d)           explain the Plan’s claim review procedure as contained herein.

In the event a claim for a Plan benefit is denied or modified, if the Covered Employee or his or her representative desires to have such denial or modification reviewed, he or she must, within sixty (60) days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision. In connection with such request, the Covered Employee or his or her representative may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing.  Within sixty (60) days following such request for review, the Committee shall, after providing a full and fair review, render its final decision in writing to the Covered Employee and his or her representative, if any, stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based.  If special circumstances require an extension of such sixty-day period, the Committee’s decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review.  If an extension of time for review is required, written notice of the extension shall be furnished to the Covered Employee and his or her representative, if any, prior to the commencement of the extension period.

3.6           Mandatory Arbitration.  If a Covered Employee or his or her representative is not satisfied with the decision of the Committee pursuant to the Plan’s claims review procedure, such Covered Employee or his or her representative may, within sixty (60) days of receipt of the written decision of the Committee, request by written notice to the Committee that his or her claim be submitted to arbitration pursuant to the employee benefit plan claims arbitration rules of the American Arbitration Association.  Such arbitration shall be the sole and exclusive procedure available to a Covered Employee or his or her representative for review of a decision of the Committee.  In reviewing the decision of the Committee, the arbitrator shall use the standard of review that would be used by a Federal court in reviewing such decision under the provisions of ERISA.  The Covered Employee or his or her representative and the Employer shall share equally the cost of such arbitration, including but not limited to the fees of the arbitrator and reasonable attorneys’ fees, unless the arbitrator determines otherwise.  The arbitrator’s decision shall be final and legally binding on both parties.  Judgment upon the arbitrator’s decision may be entered in any court of appropriate jurisdiction, and may not be challenged in any court, either at the place of arbitration or elsewhere.  This Section shall be governed by the provisions of the Federal Arbitration Act.

ARTICLE IV.

GENERAL PROVISIONS

4.1           Funding.  The benefits provided under the Plan shall be unfunded and shall be provided from the Employer’s general assets.

4.2           Cost of Plan.  The entire cost of the Plan shall be borne by the Employer and no contributions shall be required of the Covered Employees.

4.3           Plan Year.  The Plan shall operate on a plan year consisting of the twelve consecutive month period commencing on January 1 of each year.

4.4           Other Participating Employers.  With the written consent of the Committee, any entity or organization eligible by law to participate in the Plan may adopt the Plan and become a participating Employer hereunder by executing and delivering a written instrument evidencing such adoption to the Secretary of the Company.  Such written instrument shall specify the effective date of the adoption of the Plan by such adopting Employer, may incorporate specific provisions relating to the operation of the Plan which apply to the adopting Employer only, and shall become, as to such adopting Employer and its employees, a part of the Plan.  Each adopting Employer shall be conclusively presumed to have agreed to be bound by the terms of the Plan as amended from time to time.  The provisions of the Plan shall be applicable with respect to each Employer separately, and amounts payable hereunder shall be paid by the Employer which employs the particular Covered Employee.

4.5           Amendment and Termination.

(a)           Prior to a Change of Control, the Plan may be amended or modified in any respect and may be terminated, on behalf of all Employers, by resolution adopted by the Board; provided, however, that:

(1)           no such amendment, modification or  termination  which  would  adversely affect the benefits or protections provided under the Plan to any individual who is a Covered Employee on the date such amendment, modification or termination is adopted shall be effective as it relates to such individual unless no Change of Control occurs within one year after such adoption, and any such attempted amendment, modification or termination adopted within one year prior to a Change of Control shall be null and void ab initio as it relates to such individual (it being understood that the removal of a Covered Employee from participation in the Plan shall, for the purposes of this Section, constitute an adverse affect to the benefits or protections provided under the Plan to any Covered Employee so removed); and

(2)           the Plan may not be amended, modified or terminated (i) at the request of a third party who has indicated an intention or taken steps to effect a Change of Control, or who effectuates a Change of Control, or (ii) in connection with, or in anticipation of, a Change of Control which actually occurs, if such amendment, modification or termination would adversely affect the benefits or protections provided under the Plan to any individual who is a Covered Employee on the date such amendment, modification or termination is adopted, and in either case, any such attempted amendment, modification or termination shall be null and void ab initio as it relates to such individual.  Any action taken to amend, modify or terminate the Plan that is taken after the execution of an agreement providing for a transaction or transactions that, if consummated, would constitute a Change of Control, shall conclusively be presumed to have been taken in connection with a Change of Control.

(b)           Upon and after the occurrence of a Change in Control, the Plan may not be amended or modified in any manner which would adversely affect the benefits or protections provided under the Plan to any individual who is a Covered Employee on the date the Change of Control occurred, and any such attempted amendment, modification or termination shall be null and void ab initio as it relates to such individual.

(c)           Notwithstanding the foregoing provisions of this Section 4.5, if any compensation or benefit provided by the Plan may result in being subject to the tax imposed by Section 409A of the Code, the Board may modify the Plan as necessary or appropriate in the best interests of the Covered Employees (1) to exclude such compensation or benefit from being deferred compensation within the meaning of Section 409A of the Code, or (2) to comply with the provisions of Section 409A of the Code and its related Code provisions (and the rules, regulations and other regulatory guidance relating thereto); provided, however, that no amendment made pursuant to the provisions of this Section 4.5(c) shall reduce the value of the compensation or benefits that would be payable to a Covered Employee in connection with his or her Involuntary  Termination following a Change of Control without the written consent of such Covered Employee.

4.6           No Contract of Employment.  The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Employer and any person or to be consideration for the employment of any person.  Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Employer or to restrict the right of the Employer to discharge any person at any time nor shall the Plan be deemed to give the Employer the right to require any person to remain in the employ of the Employer or to restrict any person’s right to terminate his or her employment at any time.

4.7           Severability.  Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.8           Nonalienation.  A Covered Employee shall have no right or ability to pledge, hypothecate, anticipate, assign or otherwise transfer any benefit, interest or right under the Plan, except by will or the laws of descent and distribution, and no benefit, interest or right of a Covered Employee under the Plan shall be liable for or subject to any debt, obligation or liability of such Covered Employee.

4.9           Effect of Plan.  The Plan and the Noble Energy, Inc. Change of Control Severance Plan are intended to supersede (a) the Change of Control Severance Plan adopted by the Board on October 23, 2001, as amended (the “Superseded Plan”), and (b) all oral or written policies of the Employer and all oral or written communications to Covered Employees with respect to the subject matter of the Plan that were written or communicated prior to the Effective Date, and the Superseded Plan and all such prior policies or communications are hereby null and void and of no further force and effect.  The Plan shall be binding upon the Employer and any successor of the Employer, by merger or otherwise, and shall inure to the benefit of and be enforceable by the Covered Employees.  In addition, upon the occurrence of a Change of Control, all rights of a Covered Employee to eligibility and participation under the Plan shall vest and shall be considered a contract right enforceable against the Employer and any successors thereto, subject to the terms and conditions of the Plan.

4.10           Code Section 409A Compliance.  The Plan is intended to provide compensation and benefits that are not subject to the tax imposed under Section 409A of the Code, and shall be interpreted and administered to the extent possible in accordance with such intent.

4.11           Governing Law.  The Plan shall be governed and construed in accordance with the laws of the State of Texas (without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction), except to the extent preempted by federal law.

IN WITNESS WHEREOF, the Plan has been executed by the Company on this 18th day of December, 2007, to be effective as of January 1, 2008.

NOBLE ENERGY, INC.

By:	/s/ Charles D. Davidson
Name: Charles D. Davidson
Title: President and Chief Executive Officer

SCHEDULE A FOR THE
NOBLE ENERGY, INC.
CHANGE OF CONTROL SEVERANCE PLAN
FOR EXECUTIVES

The Applicable Factor for the Chief Executive Officer is 2.99, the Applicable Factor for a Senior Executive is 2.5, and the Applicable Factor for a Key Executive is 2.0.

The period of months specified for Welfare Benefit Coverages for the purposes of Section 2.1(e) are:  twenty-four (24) months for a Key Executive; thirty (30) months for a Senior Executive; and thirty-six (36) months for the Chief Executive Officer.

A Covered Employee employed by the Employer in one of the following positions is a Senior Executive:
Chief Operating Officer
Chief Financial Officer
General Counsel
Senior Vice President

A Covered Employee employed by the Employer in one of the following positions is a Key Executive:
Vice President, Human Resources
Vice President, Northern Region
Vice President, Operations Services
Vice President, Southern Region

This Schedule A has been executed on this ___ day of ___________________, 200____, to be effective as of January 1, 2008.

NOBLE ENERGY, INC.

By:
Name: Charles D. Davidson
Title: President and Chief Executive Officer